EXHIBIT 99.1

[LOGO OF XTO ENERGY]

NEWS RELEASE

For Immediate Release

Number: 03-22

XTO ENERGY ANNOUNCES RECORD GAS PRODUCTION AND

CASH FLOW IN SECOND QUARTER

FORT WORTH, TX (July 22, 2003) – XTO Energy Inc. (NYSE-XTO) today reported record second quarter natural gas production of 631 million cubic feet (MMcf) per day, a 26% increase from the second quarter 2002 level of 502 MMcf per day. Earnings for the quarter were $57.3 million, or 32 cents per share, compared with second quarter 2002 earnings of $34.6 million, or 21 cents per share. Second quarter 2003 earnings include the net after-tax effects of a derivative fair value loss of $4.8 million (3 cents per share), non-cash incentive compensation of $7.1 million (4 cents per share), loss on extinguishment of debt of $6.2 million (3 cents per share) and a non-cash gain of $1.1 million (1 cent per share) resulting from a reduction in contingent liabilities. Excluding these items, the Company’s earnings were 41 cents per share. The Company believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Second quarter 2002 earnings include the after-tax effects of a derivative fair value loss of $900,000 (1 cent per share), non-cash incentive compensation of $2.6 million (2 cents per share) and loss on extinguishment of debt of $5.1 million (3 cents per share). Excluding these items, second quarter 2002 earnings were 26 cents per share. Cash flow from operations, before changes in operating assets and liabilities and exploration expense, was $179.6 million, up 53% from 2002 second quarter comparable cash flow from operations of $117.5 million.

(more)

XTO Energy Announces Record Gas Production and Cash Flow in Second Quarter

Second quarter daily gas production averaged 631 MMcf, up 26% from second quarter 2002 daily production of 502 MMcf. Daily oil production for the second quarter was 12,847 barrels, essentially unchanged from second quarter 2002 daily production of 12,902 barrels. During the quarter, natural gas liquids production was 6,354 barrels per day, a 32% increase from the prior year quarter production of 4,808 barrels per day. Increased gas production is primarily attributable to the Company’s development activity in East Texas and the Arkoma and San Juan basins.

“Our Company is performing well. Production and reserves are growing, margins are impressive and the balance sheet is strong,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “Importantly, our expected production growth combined with our natural gas price hedges provide a confident outlook for improving performance through 2004.”

“XTO is positioned to continue our growth trajectory, contrary to the declining production profile for the nation,” further noted Steffen E. Palko, Vice Chairman and President. “We uniquely combine high-margin operations, shallow decline production, exceptional drilling economics and a multi-year inventory of low-risk drilling opportunities.”

Total revenues for the second quarter were $282.2 million, 49% above second quarter 2002 revenues of $189.2 million. Operating income for the quarter was $113.9 million, a 50% increase from second quarter 2002 operating income of $75.8 million.

The average gas price for the second quarter increased 22% to $4.07 per thousand cubic feet (Mcf) from $3.33 per Mcf in second quarter 2002. The second quarter average oil price was $27.45 per

(more)

XTO Energy Announces Record Gas Production and Cash Flow in Second Quarter

barrel, a 12% increase from last year’s second quarter average price of $24.61. Natural gas liquids prices averaged $18.41 per barrel for the quarter, 37% higher than the 2002 quarter average price of $13.44 per barrel.

For the first six months of 2003, the Company reported earnings of $123.6 million or 71 cents per share, compared with earnings of $79.7 million or 48 cents per share for the same 2002 period. Year-to-date 2003 earnings include the net after-tax effects of a derivative fair value loss of $6.7 million (4 cents per share), non-cash incentive compensation of $7.3 million (4 cents per share), loss on extinguishment of debt of $6.2 million (4 cents per share), a non-cash contingency gain of $1.1 million (1 cent per share) and a $1.8 million (1 cent per share) gain on the cumulative effect of accounting change for the adoption of Statement of Financial Accounting Standards No. 143 for asset retirement obligations. Excluding these items, year-to-date 2003 earnings were 81 cents per share. Comparable year-to-date 2002 earnings include the net after-tax effects of a derivative fair value loss of $700,000 (1 cent per share), non-cash incentive compensation of $6.6 million (4 cents per share) and loss on extinguishment of debt of $5.1 million (3 cents per share). Excluding these items, earnings for the first six months of 2002 were 56 cents per share. Total revenues for the first six months of 2003 were $535.6 million, a 45% increase from revenues of $369.1 million for the same 2002 period. Cash flow from operations, before changes in operating assets and liabilities and exploration expense, was $347.9 million for the first half of 2003, compared with $246.9 million for the 2002 period. Year-to-date operating income was $228.1 million, a 47% increase from $155.2 million for the first half of 2002.

(more)

XTO Energy Announces Record Gas Production and Cash Flow in Second Quarter

* * *

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

Company management will host a conference call at 4:00 p.m. (EDT) on Tuesday, July 22nd. The call may be accessed on our web site: www.xtoenergy.com.

Contact:	Louis G. Baldwin	Gary D. Simpson

	Executive Vice President & CFO	Vice President—Investor Relations

	XTO Energy Inc.	XTO Energy Inc.

	817/870-2800	817/870-2800

Statements made in this news release, including those relating to future production and reserves growth, economic margins, inventory of low-risk drilling sites, long-term growth rates, production decline and drilling economics are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of drilling equipment, higher than expected production costs and other expenses and market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

(table follows)

XTO ENERGY INC. (in thousands, except production, per share and per unit data) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Consolidated Income Statements

REVENUES
Gas and natural gas liquids	$244,349	$157,895	$458,519	$311,635
Oil and condensate	32,085	28,897	67,549	52,378
Gas gathering, processing and marketing	4,002	2,827	7,852	6,013
Other (a)	1,723	(468)	1,723	(911)

Total Revenues	282,159	189,151	535,643	369,115

EXPENSES
Production	39,172	31,554	76,018	60,758
Taxes, transportation and other	24,640	14,887	47,834	24,642
Exploration (b)	300	511	814	1,351
Depreciation, depletion and amortization	66,770	49,748	127,783	95,003
Accretion of discount in asset retirement obligation	1,258	—	2,483	—
Gas gathering and processing	2,370	2,287	4,673	4,486
General and administrative (c)	26,367	13,017	37,725	26,533
Derivative fair value loss (d)	7,375	1,382	10,232	1,131

Total Expenses	168,252	113,386	307,562	213,904

OPERATING INCOME	113,907	75,765	228,081	155,211

OTHER EXPENSE
Loss on extinguishment of debt	(9,601)	(7,844)	(9,601)	(7,844)
Interest expense, net	(15,770)	(14,291)	(30,787)	(24,406)

Total Other Expense	(25,371)	(22,135)	(40,388)	(32,250)

INCOME BEFORE INCOME TAX AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	88,536	53,630	187,693	122,961

INCOME TAX
Current	1,719	256	6,364	243
Deferred	29,482	18,764	59,542	43,040

Total Income Tax Expense	31,201	19,020	65,906	43,283

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	57,335	34,610	121,787	79,678
Cumulative effect of accounting change, net of tax (e)	—	—	1,778	—

NET INCOME	$57,335	$34,610	$123,565	$79,678

EARNINGS PER COMMON SHARE
Basic	$0.32	$0.21	$0.71	$0.48

Diluted	$0.31	$0.21	$0.70	$0.48

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	180,165	165,468	174,791	165,282

Diluted	182,730	168,261	177,159	167,727

Average Daily Production
Gas (Mcf)	631,139	502,349	611,382	483,443
Oil (Bbls)	12,847	12,902	13,119	13,056
Natural Gas Liquids (Bbls)	6,354	4,808	5,771	4,447

Average Sales Prices
Gas (per Mcf)	$4.07	$3.33	$3.95	$3.45
Oil (per Bbl)	$27.45	$24.61	$28.45	$22.16
Natural Gas Liquids (per Bbl)	$18.41	$13.44	$20.63	$12.23

(continued)

XTO ENERGY INC. (continued) (in thousands) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Consolidated Statement of Cash Flows Data
Net Income	$57,335	$34,610	$123,565	$79,678
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	66,770	49,748	127,783	95,003
Accretion of discount in asset retirement obligation	1,258	—	2,483	—
Non-cash incentive compensation	10,952	3,945	11,215	10,195
Deferred income tax	29,482	18,764	59,542	43,040
Cumulative effect of accounting change, net of tax	—	—	(1,778)	—
Non-cash derivative fair value loss	8,678	1,658	9,777	9,592
Loss on extinguishment of debt	9,601	7,844	9,601	7,844
Deferred gain (amortization of deferred gain) on closed hedge derivatives (f)	(4,389)	1,610	3,686	4,526
Other non-cash items	(349)	(1,239)	1,195	(4,304)
Changes in operating assets and liabilities	38,149	1,019	(12,067)	2,122

Cash Provided by Operating Activities	217,487	117,959	335,002	247,696
Changes in operating assets and liabilities	(38,149)	(1,019)	12,067	(2,122)
Exploration expense	300	511	814	1,351

Operating Cash Flow (g)	$179,638	$117,451	$347,883	$246,925

	June 30, 2003	December 31, 2002
	(Unaudited)
Consolidated Balance Sheet Data
Cash	$13,647	$14,954

Current Assets	$294,013	$244,790
Less:
Derivative fair value	22,033	40,628
Deferred income tax benefit	53,276	32,680

Current Assets, excluding derivative fair value and deferred income tax benefit	$218,704	$171,482

Net Property and Equipment	$3,045,777	$2,370,965

Total Assets	$3,380,230	$2,648,193

Current Liabilities	$376,561	$285,896
Less:
Derivative fair value	173,683	128,001

Current Liabilities, excluding derivative fair value	$202,878	$157,895

Long-term Debt	$1,259,000	$1,118,170

Total Stockholders’ Equity	$1,240,438	$907,786
Less accumulated other comprehensive loss	(108,175)	(61,573)

Total Stockholders’ Equity excluding accumulated other comprehensive loss	$1,348,613	$969,359

(continued)

XTO ENERGY INC. (continued)

(a)	Includes $1.7 million non-cash gain resulting from a reduction in contingent liabilities in the three-month and six-month 2003 periods.

(b)	Primarily includes geological and geophysical costs.

(c)	Includes non-cash incentive compensation of $11 million in the three-month and $11.2 million in the six-month 2003 periods and $3.9 million in the three-month and $10.2 million in the six-month 2002 periods.

(d)	Reflects the change in fair value and settlement of derivative financial instruments not providing effective hedges.

(e)	Gain upon initial adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

(f)	Including deferred gains on contracts closed in 2002 of $5.2 million, total deferred gains of $13.3 million on closed derivative hedge contracts are being amortized from April through December 2003 as non-cash revenue of $4.4 million per quarter.

(g)	Defined as cash provided by operating activities before changes in operating assets and liabilities and exploration expense. Because changes in operating assets and liabilities and exploration expense are excluded, this cash flow statistic is different from cash provided (used) by operating activities, as disclosed under generally accepted accounting principles. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided (used) by operating activities, explained as follows:

–	Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided (used) the cash flow.

–	Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company’s capital budget.

Management uses cash provided by operating activities before changes in operating assets and liabilities and exploration expense, not only for measuring the Company’s cash flows and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

###